Exhibit 10.4

EXECUTION VERSION

XEROX CORPORATION

May 14, 2018

John Visentin

Dear John,

Xerox Corporation (the “Company”) is pleased to extend to you an offer of employment as Vice Chairman of the Company’s Board of Directors (the “Board”) and Chief Executive Officer. This letter outlines the key terms of the Company’s offer of employment and supersedes any previous communications or representations made by or on behalf of the Company regarding the terms and conditions of your employment.

Start Date:	May 15, 2018

Place of Employment:	Your primary place of employment will be at the Company’s headquarters in Norwalk, CT. You will not be required to relocate your home residence.

Base Salary:	You will be paid an annualized base salary of $1,200,000, less applicable withholdings and deductions. Your Base Salary will be subject to annual increases (but not decreases) at the discretion of the Compensation Committee of the Board (the “Compensation Committee”) based on market trends, internal considerations and performance.

Annual Bonus:	You are eligible for an annual bonus (each an “Annual Bonus”) based on a target award equal to 150% of your base salary (“Target Bonus”). Your actual Annual Bonus payout will depend on performance against goals to be approved annually by the Compensation Committee, with a maximum award equal to 200% of target (“Maximum Bonus”), and will be paid in accordance with the terms of the Company’s annual bonus program. For clarification, for 2018, you are eligible for a full year Annual Bonus based on a Target Bonus equal to $1,800,000, with a Maximum Bonus equal to $2,400,000.

Sign-On Bonus:	The Company will pay you a lump sum cash bonus of $1,500,000, less applicable withholdings and deductions within 10 days following your Start Date.

Initial Equity Award:	On May 15, 2018, the Company will grant you an award of a number of restricted shares of the Company’s common stock, $1.00 par value (“Common Stock”) with a grant date value equal to $10,000,000 based on the closing price of the Common Stock on May 15, 2018, which will become 100% vested upon the earliest of (1) May 15, 2019, subject to your continuous employment through such date, (2) your voluntary termination for Good Reason or termination by the Company without Cause, (3) your termination due to death or Disability or (4) a Change in Control.

Long-Term Incentive:

You will be eligible to receive an annual long-term incentive award (each a “Long-Term Incentive Award”) with a value to be determined by the Compensation Committee annually under the Company’s standard policy based on market practice, affordability, performance and other factors determined to be relevant, but in no event shall the grant date value of any Long-Term Incentive Award be less than $10,000,000. For the avoidance of doubt, your Long-Term Incentive Award for 2018 will be granted to you on May 15, 2018 and will have a grant date value of $10,000,000, consisting of the following awards which will be made in the same form and have the same terms and conditions as those awards granted by the Company to its other executives under its 2018 long-term incentive program:

•   restricted stock units for a number of shares of Common Stock with a grant date value of $2,500,000;

•   performance shares for a target number of shares of Common Stock with a grant date value of $5,000,000; and

•   stock options to purchase a number of shares of Common Stock with a grant date value of $2,500,000, at an exercise price per share equal to the closing price of the Common Stock on May 15, 2018.

In the event of a Change in Control (and you are employed by the Company on the date of such Change in Control), any Long-Term incentive awards that are then outstanding will become fully vested, with performance shares vesting at target.

Benefits:	You will be eligible to participate in all retirement, health and welfare, vacation and other benefit plans and arrangements generally available to other senior executives of the Company in accordance with the terms and provisions of such plans. In addition, you will be entitled to all perquisites provided to the prior Company chief executive officer and to other senior executives, including use of a private aircraft, home security and financial planning.

Severance:

In the event of your voluntary termination for Good Reason or your termination without Cause prior to a Change in Control, or your voluntary termination without Good Reason within 90 days following a Change in Control, you will be entitled to:

•   Cash payments in the aggregate equal to 2.0x the sum of your base salary and Target Bonus, paid in installments accordance with the Company’s regular payroll practices for a period of 24 months (the “Severance Period”)

•   Pro rata Annual Bonus for year of termination based on actual results

•   Accelerated vesting of any outstanding Long-Term Incentive Awards that would have otherwise become vested during the Severance Period, including performance shares at target

•   Continuation of welfare benefits at active employee rates during the Severance Period.

All severance payments are conditioned upon your execution within 60 days following the date of termination of a release of claims against the Company in a form reasonably acceptable to you and the Company and an agreement providing for two-year noncompete and nonsolicitation covenants that provides for terms reasonably acceptable to you and the Company.

In the event of your voluntary termination for Good Reason or your termination without Cause following a Change in Control, you will be entitled to:

•   A lump sum cash payment within five days of your termination equal to 2.99x the sum of your base salary and Target Bonus

•   Annual Bonus for year of termination based on actual results

•   Accelerated vesting of all outstanding Long-Term Incentive Awards, including performance shares at target

•   Continuation of welfare benefits at active employee rates for a period of 24 months

•   Legal fees/expenses incurred from good faith disputes to enforce benefits and rights provided by this offer letter

•   To the extent necessary to avoid the golden parachute excise tax under Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), you and the Company agree that the amounts payable to you will be reduced to the Code Section 280G safe harbor amount if such reduction would result in you receiving a greater after-tax benefit (i.e., the “best net” approach). All determinations required to be made with respect to any such determination, including the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized certified public accounting firm designated by you (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations both to the Company and you within 15 business days of the receipt of notice from you that there has been a payment that may constitute a parachute payment under Code Section 280G or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, you may appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company.

D&O Insurance/ Indemnification:	You will be provided coverage under the Company’s D&O Insurance Policy and Indemnification Policy on the same terms as other senior executives of the Company while employed and at all times thereafter while potential liability exists.

Legal Fees:	The Company will reimburse or pay for all out-of-pocket, third party, documented fees and expenses of counsel incurred in connection with the negotiation and review of the term sheet, this offer letter and all documents contemplated hereunder, including all award agreements.

Governing Law	This letter agreement shall be governed by the laws of the State of New York.

Construction	To the extent terms used in this offer letter are inconsistent with the terms used in any other Company plan or policy, the terms of this offer letter will control.

Section 409A

This offer letter is intended to comply with Section 409A of the Internal Revenue Code (“Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this offer letter, payments provided under this offer letter may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this offer letter that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this offer letter shall be treated as a separate payment. Any payments to be made under this offer letter upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this offer letter comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with Section 409A.

Notwithstanding any other provision of this offer letter, if any payment or benefit provided to you in connection with termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and you are determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid or provided until the first payroll date to occur following the six-month anniversary of your termination date (the “Specified Employee Payment

Date”) or, if earlier, on the date of your death. The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to you in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

Definitions:	“Cause” shall mean a termination by the Company of your employment upon: (i) your willful and continued failure to substantially perform your material duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness or any such actual or anticipated failure after you issue a notice of voluntary termination for Good Reason), after a written demand for substantial performance is delivered to you by the Board which specifically identifies the manner in which the Board believes that you have not substantially performed your material duties; (ii) you willfully engage in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise; or (iii) your conviction of any crime which constitutes a felony. For purposes hereof, no act or failure to act on your part shall be considered “willful” unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Company. A termination of your employment is not a termination for Cause until there is delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board (excluding you) at a meeting of the Board called and held for the purpose (after not less than 5 business days’ notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of conduct set forth herein, and specifying the particulars thereof in detail, which conduct has not been cured by you prior to such meeting.

“Good Reason” shall mean a termination by you of your employment within two years of the initial occurrence of any of the following circumstances, provided that (a) such circumstance occurs without your express written consent, and (b) you properly notify the Company within 90 days of the initial occurrence of such circumstance and the Company does not remedy the circumstance within 30 days of such notice: (i) the material diminution of your title, authority, duties, or responsibilities; (ii) a change in your reporting relationship following which you do not report to the Board; (iii) a reduction in your annual base salary, annual target or maximum bonus, and/or annual long term incentive opportunity; (iv) a change in your principal place of employment of more than 25 miles (including, without limitation, the Company requiring you to relocate outside of Norfolk, Connecticut metropolitan area; (v) the failure by the Company to continue in effect any material compensation or benefit plan, vacation policy or any material perquisites in which you participate, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue your participation therein (or in such substitute or alternative plan) on a basis not materially less favorable to you, both in terms of the amount of benefits provided and the level of your participation; or (vi) the Company’s failure to comply with its obligations under this offer letter.

“Change in Control” shall be deemed to have occurred if:

(i) any “Person” (as the term “person” is used for purposes of Section 13(d) or 14(d) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates) representing at least 20% of the combined voting power of the Company’s then outstanding securities;

(ii) the following individuals (referred to herein as the “Incumbent Board”) cease for any reason to constitute a majority of the directors then serving: (A) individuals who, at the time of execution of this offer letter, constitute the board of directors of the Company (the “Board”), and (B) any new director (other than a director whose initial assumption of office following the date hereof is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who were directors at the time of execution of this offer letter, or whose appointment, election or nomination for election was previously so approved or recommended;

(iii) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (1) a merger or consolidation which results in the directors of the Company who were members of the Board immediately before such merger or consolidation continuing to constitute at least a majority of the board of directors of the Company, the surviving entity or any parent thereof, or (2) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates) representing at least 20% of the combined voting power of the Company’s then outstanding voting securities; or

(iv) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company, or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately before such sale.

Notwithstanding any other provision of this offer letter, a “Change in Control” shall not include a Non-Control Acquisition.

For purposes of this definition of Change in Control, the following terms shall have the meanings indicated:

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of a Person, whether through the ownership of stock, by agreement or otherwise and “Controlled” has a corresponding meaning.

“Non-Control Acquisition” means the acquisition of voting securities of the Company (i) from the Company by an employee benefit plan (or a trust forming a part thereof) maintained by (A) the Company or (B) any corporation or other Person the majority of the voting power, voting equity securities or equity interest of which is owned, directly or indirectly, by the Company (for purposes of this definition, a “Subsidiary”), or (ii) by the Company, any Principal Stockholder or any Subsidiary.

“Principal Stockholder” means any of Icahn Enterprises L.P, any affiliate of Icahn Enterprises L.P, Carl Icahn and any Related Party.

“Related Party” means (1) Carl Icahn and his siblings, his and their respective spouses and descendants (including stepchildren and adopted children) and the spouses of such descendants (including stepchildren and adopted children) (collectively, the “Family Group”); (2) any trust, estate, partnership, corporation, company, limited liability company or unincorporated association or organization (each, an “Entity” and collectively “Entities”) Controlled by one or more members of the Family Group; (3) any Entity over which one or more members of the Family Group, directly or indirectly, have rights that, either legally or in practical effect, enable them to make or veto significant management decisions with respect to such Entity, whether pursuant to the constituent documents of such Entity, by contract, through representation on a board of directors or other governing body of such Entity, through a management position with such Entity or in any other manner (such rights, hereinafter referred to as “Veto Power”); (4) the estate of any member of the Family Group; (5) any trust created (in whole or in part) by any one or more members of the Family Group; (6) any individual or Entity who receives an interest in any estate or trust listed in clauses (4) or (5), to the extent of such interest; (7) any trust or estate, substantially all the beneficiaries of which (other than charitable organizations or foundations) consist of one or more members of the Family Group; (8) any organization described in Section 501(c) of the Internal Revenue Code, over which any one or more members of the Family Group and the trusts and estates listed in clauses (4), (5) and (7) have direct or indirect Veto Power, or to which they are substantial contributors (as such term is defined in Section 507 of the Internal Revenue Code); (9) any organization described in Section 501(c) of the Internal Revenue Code of which a member of the Family Group is an officer, director or trustee; or (10) any Entity, directly or indirectly (a) owned or Controlled by or (b) a majority of the economic interests in which are owned by, or are for or accrue to the benefit of, in either case, any Person or Persons identified in clauses (1) through (9) above.

“Disability” shall mean a physical or mental incapacity which would allow you to receive benefits under the Company’s Long-Term Disability Income Plan.

Notices

Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid or overnight mail and shall be deemed given when so delivered personally, or sent by facsimile transmission or, if mailed, four business days after the date of mailing or one business day after overnight mail, as follows:

(a)         If the Company, to:

Xerox Corporation

P.O. Box 4505

201 Merritt 7

Norwalk, Connecticut 06851-1056

Attention: General Counsel

(b)         If the Executive, to the Executive’s home address

reflected in the Company’s records

With a copy to:

Schulte Roth & Zabel LLP

919 Third Avenue

New York, NY 10022

Attention: Ronald E. Richman

Telephone: (212) 756-2000

You understand and agree that your employment with the Company will be at will. This means that the Company has the right to terminate your employment at any time, with or without Cause, and you have the right to terminate your employment at any time, with or without Good Reason. Nothing in this letter, nor any oral representation by the Company or any of its officers, directors, employees or other agents shall be construed as a contract of employment for a fixed term.

If you wish to accept this offer, please sign and date the enclosed duplicate original of this letter and return it to us. By signing this letter, you confirm that you are under no contractual or other legal obligations with any other person or entity (such as a present or former employer) that would prohibit or limit you from performing your duties with the Company, and you agree that you will not do anything in the performance of services for the Company that would violate any such duty. If you are subject to any such contractual or legal obligations, you must advise the Company before taking any action on this job offer.

We are looking forward to your joining the Company and anticipate a mutually rewarding relationship. If I can clarify any aspects of this offer, or your new position responsibilities, please don’t hesitate to contact me.

Very truly yours,

XEROX CORPORATION

By:	/s/ Keith Cozza
Name:	Keith Cozza
Title:	Chairman of the Board

ACCEPTED AND AGREED:

Giovanni Visentin

/s/ Giovanni Visentin

Date: 5/14/18